Exhibit j under Form N-1A
                                               Exhibit 23 under Item 601/Reg S-K


                             DELOITTE & TOUCHE, LLP


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the use in this Post-Effective Amendment No. 19 to Registration Statement No. 33-51247 on Form N-1A of our reports dated January 21, 2005, relating to the financial statements of Federated Managed Allocation Portfolios (comprised of the following funds: Federated Allocation Conservative Growth Portfolio, Federated Allocation Growth Portfolio, and Federated Moderate Allocation Portfolio) for the year ended November 30, 2004, and to the references made to our firm under the caption "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the
Statements of Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
January 26, 2005